EX. 99d.2

FORM OF

INTERIM INVESTMENT ADVISORY AGREEMENT

This Interim Investment Advisory Agreement (the “Interim Agreement”), dated as of May 1, 2010 is made by and between WANGER ADVISORS TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company (the “Trust”), and COLUMBIA WANGER ASSET MANAGEMENT, LLC, a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (“CWAM”).

1. Engagement of CWAM. The Board of Trustees of the Trust, including a majority of trustees who are not “interested persons,” on behalf of the Trust, hereby appoints CWAM to manage the investment and reinvestment of the assets of Wanger U.S. Smaller Companies, Wanger International Small Cap, Wanger Select and Wanger International Select, series of the Trust (each, a “Fund,” and collectively, the “Funds”) and CWAM accepts that appointment, for the period and on the terms set forth in this Interim Agreement. Also subject to the supervision of the Board of Trustees of the Trust, CWAM will endeavor to preserve the autonomy of the Trust as a separate legal entity. CWAM will remain a wholly-owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise”) (or its successor) as a Chicago-based investment management firm. If the Trust establishes one or more series in addition to the Funds named above with respect to which it desires to retain CWAM as investment adviser hereunder, and if CWAM is willing to provide such services under this Interim Agreement, the Trust and CWAM may add such new series to this Interim Agreement, by written supplement to this Interim Agreement. Such supplement shall include a schedule of compensation to be paid to CWAM by the Trust with respect to such series and such other modifications of the terms of this Interim Agreement with respect to such series as the Trust and CWAM may agree. Upon execution of such a supplement by the Trust and CWAM, that series will become a Fund hereunder and shall be subject to the provisions of this Interim Agreement to the same extent as the Funds named above, except as modified by the supplement.

CWAM shall give due consideration to the investment policies and restrictions and the other statements concerning the Funds in the Trust’s agreement and declaration of trust, bylaws, and registration statement under the 1940 Act and the Securities Act of 1933 (the “1933 Act”), and to the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Funds as regulated investment companies. CWAM shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Funds, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Funds in any way.

CWAM will maintain the investment philosophy and research that the Chicago-based management deems appropriate; its research activities will be separate and dedicated solely to CWAM and it will maintain its own domestic and international trading activities. CWAM will use its best efforts to maintain information systems that will provide timely and uninterrupted operating information and data consistent with all regulatory and compliance requirements. The Chicago-based management will have the responsibility and considerable latitude to recruit and compensate (on a competitive basis) investment management personnel and to control travel budgets for analysts consistent with its operational and strategic plans while always subject to the approval of the management of Ameriprise.

CWAM is authorized to make the decisions to buy and sell securities, options, futures contracts and any other investments in which the Funds may invest pursuant to its investment objectives, policies and restrictions, to place the Funds’ portfolio transactions with broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Funds. CWAM is authorized to exercise discretion with each Fund’s policy concerning allocation of its portfolio brokerage, consistent with the Trust’s registration statement and under the supervision of the Trust’s Board of Trustees, and as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

CWAM may, where it deems it to be advisable, aggregate orders with other securities of the same type to be sold or purchased by one or more Funds with like orders on behalf of other clients of CWAM (as well as clients of other investment advisers affiliated with CWAM, in the event that CWAM and such affiliated investment advisers share common trading facilities). In such event, CWAM (or CWAM and its affiliated advisers, as the case may be) will allocate the shares so sold or purchased, as well as the expenses incurred in the transaction, in a manner it (or it and they) consider to be equitable and fair and consistent with its (or its or their) fiduciary obligations to clients.

CWAM acknowledges the importance that the Board and its compliance committee place on full legal and regulatory compliance by Ameriprise, CWAM, and all other Trust service providers and their personnel (“collectively “Providers”) and agrees to (i) fully cooperate with the Board, the compliance/contract review committee and the Chief Compliance Officer of the Trust with all inquiries by the Trust concerning such compliance by the Providers and (ii) proactively communicate with the Board, the compliance/contract review committee and the Chief Compliance Officer of the Trust concerning material compliance matters and any instance of legal or regulatory non-compliance by the Providers of which CWAM is aware and that CWAM deems to be material. Such cooperation and communication by CWAM will be done after receipt of an inquiry or upon learning of any such legal or regulatory non-compliance.

CWAM will report promptly any potential or existing conflicts of which it is aware to the Board of Trustees of the Trust. CWAM will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised.

2. Administrative Services. CWAM shall supervise the business and affairs of the Trust and each Fund and shall provide such services and facilities as may be required for effective administration of the Trust and Funds as are not provided by employees or other agents engaged by the Trust; provided that CWAM shall not have any obligation to provide under this Interim Agreement any such services which are the subject of a separate agreement or arrangement between the Trust and CWAM, any affiliate of CWAM, or any third party administrator.

3. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CWAM under this Interim Agreement, CWAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by CWAM, provided that CWAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Interim Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CWAM or such parties.

4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, CWAM agrees to maintain records relating to its services under this Interim Agreement, and further agrees that all records that it maintains for the Trust are the property of the Trust and to surrender promptly to the Trust any of such records upon the Trust’s request; provided that CWAM may at its own expense make and retain copies of any such records. CWAM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

5. Expenses to be Paid by CWAM. CWAM shall furnish to the Trust, at CWAM’s expense, office space and all necessary office facilities, equipment and personnel for managing that portion of the Trust’s business relating to the Funds. CWAM shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Funds, including expenses in connection with placement of securities orders, all expenses of printing and distributing the Funds’ prospectus and reports to prospective investors (except to the extent such expenses are allocated to a party other than the Trust in any participation or operating agreement to which the Trust is a party), and all expenses in determination of daily price computations, portfolio accounting and related bookkeeping.

6. Expenses to be Paid by the Trust. Except as otherwise provided in this Interim Agreement or any other contract to which the Trust is a party, the Trust shall pay all expenses incidental to its organization, operations and business, including, without limitation:

(a) all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

(b) all charges of legal counsel and of independent auditors;

(c) all compensation of trustees other than those affiliated with CWAM or the Trust’s administrator, if any, and all expenses incurred in connection with their services to the Trust;

(d) all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;

(e) all expenses of meetings of shareholders of the Funds;

(f) all expenses of registering and maintaining the registration of the Trust under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparation, filing and printing of annual or more frequent revisions of the Funds’ registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds of a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

(g) all costs of borrowing money;

(h) all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

(i) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

(j) all expenses of printing and mailing certificates for shares of a Fund;

(k) all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

(l) all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of the Trust under any other laws applicable to the Trust or its business activities;

(m) all fees, dues and other expenses related to membership of the Trust in any trade association or other investment company organization; and

(n) any extraordinary expenses.

In addition to the payment of expenses, the Trust shall also pay all brokers’ commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

Any expense borne by the Trust that is not solely attributable to a Fund, nor solely to any other series of shares of the Trust, shall be apportioned in such manner as CWAM determines is fair and appropriate, or as otherwise specified by the Board of Trustees of the Trust.

7. Compensation of CWAM. For the services to be rendered and the expenses to be assumed and to be paid by CWAM under this Interim Agreement, the Trust on behalf of the respective Funds shall pay to CWAM fees accrued daily and paid monthly at the annual rates (as the percentage of the Fund’s net assets) shown below; provided that any increase in fee rate payable under the Administration Agreement between the Trust and CWAM dated August 1, 2007 shall be reflected in a corresponding decrease in the rates shown below, unless otherwise approved by Fund shareholders:

Wanger U.S. Smaller Companies

Assets	Rate of Fee
First $100 million	0.940%
$100 million to $250 million	0.890%
$250 million to $2 billion	0.840%
$2 billion and over	0.800%

Wanger International Small Cap

Assets	Rate of Fee
First $100 million	1.100%
$100 million to $250 million	0.950%
$250 million to $500 million	0.900%
$500 million to $1 billion	0.800%
$1 billion and over	0.720%

Wanger Select

First $500 million	0.800%
$500 million and over	0.780%

Wanger International Select

First $500 million	0.940%
$500 million and over	0.890%

Notwithstanding the foregoing, all compensation earned by CWAM with respect to a Fund pursuant to this Interim Agreement shall be held in an interest-bearing escrow account with the Trust’s custodian or a bank. If a majority of the outstanding voting securities of a Fund approve a new Investment Advisory Agreement by and between the Trust, on behalf of such Fund, and CWAM prior to 150 days from the date first written above, the amount in the escrow account (including interest earned) will be paid to CWAM. If a majority of the outstanding voting securities of a Fund do not approve a new Investment Advisory Agreement by and among the Trust, on behalf of such Fund, and CWAM, CWAM will be paid, out of the escrow account, the lesser of (i) any costs incurred in performing services for such Fund under this Interim Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

8. Limitation of Expenses of the Fund. The total expenses of Wanger Select and Wanger International Select through April 30, 2007, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to CWAM, as a percentage of the Fund’s net assets, shall not exceed 1.35% or 1.45% per annum, respectively, and CWAM agrees to reimburse each Fund for any sums expended for such expenses in excess of that amount. For purposes of calculating the expenses subject to this limitation, (i) brokers’ commissions and other charges relating to the purchase and sale of portfolio securities and (ii) the excess custodian costs attributable to investments in foreign securities compared to the custodian costs which would have been incurred had the investments been in domestic securities, shall not be regarded as expenses. Reimbursement, if any, shall be made by reduction of the fees otherwise payable to CWAM under this Interim Agreement, no less frequently than quarterly. Notwithstanding the foregoing, the limitations on total expenses set forth above in this Section 8 shall not apply to any class of shares of a Fund established after November 1, 2001.

9. Services of CWAM Not Exclusive. The services of CWAM to the Funds hereunder are not to be deemed exclusive, and CWAM shall be free to render similar services to others so long as its services under this Interim Agreement are not impaired by such other activities. The principal investment management focus and responsibilities of CWAM’s portfolio managers and analysts will be dedicated to Columbia Acorn Trust and Wanger Advisors Trust.

10. Services other than as Manager. CWAM (or an affiliate of CWAM) may act as broker for the Funds in connection with the purchase or sale of securities by or to the Funds if and to the extent permitted by procedures adopted from time to time by the Board of Trustees of the Trust. Such brokerage services are not within the scope of the duties of CWAM under this Interim Agreement, and, within the limits permitted by law and the Board of Trustees of the Trust, CWAM (or an affiliate of CWAM) may receive brokerage commissions, fees or other remuneration from the Funds for such services in addition to its fee for services under this Interim Agreement. Within the limits permitted by law, CWAM or an affiliate of CWAM may receive compensation from the Funds for other services performed by it for the Funds which are not within the scope of the duties of CWAM under this Interim Agreement. The Trust hereby authorizes any entity or person associated with CWAM that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder. The Trust hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a-2(T)(a)(iv).

11. Limitation of Liability of CWAM. To the extent permitted by applicable law, neither CWAM nor any of its partners, officers, agents, employees or affiliates shall be liable to the Trust or its shareholders for any loss suffered by the Trust or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of CWAM or any of its affiliates in the performance of CWAM’s duties under this Interim Agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the part of CWAM or such affiliate, or by reason of reckless disregard by CWAM or such affiliate of the obligations and duties of CWAM under this Interim Agreement.

12. Use of “Wanger” or “Columbia” Name. The Trust may use the name “Wanger Advisors Trust” or any name using the name “Columbia” or “Wanger” or any combination or derivation of either of them only for so long as this Interim Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization that shall remain affiliated with Ameriprise and that shall have succeeded to the business of CWAM as investment adviser. At such time as this Interim Agreement or any extension, renewal or amendment hereof, or such similar agreement, shall no longer be in effect, the Trust will (by amendment of its agreement and Declaration of Trust, if necessary) cease to use any name using the name “Columbia” or “Wanger” or any combination or derivation of either of them or any name similar thereto or any other name indicating that it is advised by or otherwise connected with CWAM or with any organization which shall have succeeded to CWAM’s business as investment adviser. CWAM’s consent to the use of the name “Wanger” by the Trust shall not prevent CWAM’s permitting any other enterprise, including other investment companies, to use that name.

13. Term. This Interim Agreement shall be effective on the date first written above, provided, that this Interim Agreement not take effect unless it has first been approved by a vote of the Board of Trustees of the Trust, including a majority of those trustees who are not “interested persons” of the Trust, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as hereinafter provided, this Interim Agreement shall remain in effect until the earlier of (i) 150 days from the date first written above, or (ii) the date on which a new Investment Advisory Agreement by and between the Trust, on behalf of each Fund, and CWAM is approved by a majority of the outstanding voting securities of each Fund.

14. Termination. This Interim Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust, or by a vote of the holders of a majority of the outstanding shares of each Fund, upon 10 days’ written notice to CWAM. This Interim Agreement may be terminated by CWAM at any time upon 60 days’ written notice to the Trust. This Interim Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

15. Non-Liability of Trustees and Shareholders. A copy of the declaration of trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by officers of the Trust as officers and not individually. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust (or applicable series thereof) and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this Interim Agreement on behalf of the Trust shall impose any liability upon any trustee, officer or shareholder of the Trust.

16.	Amendment. This Interim Agreement may be amended in accordance with the 1940 Act.

17. Notices. Any notice, demand, change of address or other communication to be given in connection with this Interim Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (or at such other address or addresses as a party may provide to the other from time to time, by notice):

If to CWAM:	Columbia Wanger Asset
Management, LLC
Attention: Bruce H. Lauer
227 West Monroe Street,
Suite 3000
Chicago, Illinois 60606
Telephone: 312 634-9200
Facsimile: 312 634-0016

with a copy to:

James R. Bordewick, Jr.
Bank of America
One Financial Center
Boston, MA 02111
Telephone: 617 772-3331
Facsimile: 617 345-0919

If to Wanger Advisors Trust:	Wanger Advisors Trust
227 West Monroe Street,
Suite 3000
Chicago, Illinois 60606
Telephone: 312 634-9200
Facsimile: 312 634-1919

with a copy to:

K&L Gates LLP Attention: Mary C. Moynihan 1601 K Street, NW Washington, D.C. 20006 Telephone: 202/778-9058 Facsimile: 202/778-9100

All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof (upon electronic confirmation of receipt thereof).

Dated as of May 1, 2010

COLUMBIA ACORN TRUST

By

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By: